Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Charles Levingston
Chief Financial Officer
March 21, 2019	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES RETIREMENT OF RON PAUL

BETHESDA, MD.  Eagle Bancorp, Inc. (the “Company”) (Nasdaq:EGBN), the parent company of EagleBank (the “Bank”), announced today that on March 20, 2019, Ronald D. Paul, Chairman, President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of the Bank, advised the Board of Directors of his retirement, effective immediately, from all positions as an officer and director of the Company, the Bank and their subsidiaries.  Mr. Paul indicated that his decision was the result of serious health developments which would substantially interfere with his ability to perform his duties and obligations to the Company and the Bank.

The Board of Directors of the Company has elected Vice Chair, Norman R. Pozez, to succeed Mr. Paul as Chair of the Board of Directors.  Mr. Pozez, formerly Chair of Fidelity & Trust Bank, has been a member of the Board of Directors of the Company since 2008. The Board of Directors of the Company has appointed Susan G. Riel, Executive Vice President of the Company and Senior Executive Vice President and Chief Operating Officer of the Bank, to succeed Mr. Paul as Interim President and Chief Executive Officer of the Company.  Ms. Riel has been a senior officer of the Bank since its inception. The Board of Directors will review alternatives for a permanent successor over the coming weeks.

Mr. Paul stated “I am very disappointed to have to make this decision, but I do not believe it would be fair to the Company, its employees, customers and shareholders when my health prevents me from devoting my full attention to helping them develop and prosper. Not to mention my obligations as a husband, father and grandfather.  Over the past 21 years, we at EagleBank have together built a strong, profitable enterprise, committed to providing a superior banking experience and enhancing the communities in which it operates. I have every confidence that the team we have built will carry on all of these traditions.”

Mr. Pozez stated “On behalf of all of the members of the EagleBank family, I can say we are all personally saddened to hear of Ron’s retirement, but we all wish him the very best as he moves forward and in dealing with his health challenges.  I share his confidence in the organization he has shepherded for 21 years, and believe we will continue on a successful path.”

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About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.